Exhibit 3.2

CERTIFICATE OF CORRECTION TO THE

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION

OF

QUANTUM CORPORATION

        The undersigned, Shawn Hall, hereby certifies that

        ONE:  He is the duly elected and acting Secretary of Quantum Corporation, a corporation (the “Corporation”) organized under and existing by virtue of the General Corporation Law of the State of Delaware (“Delaware Law”).

        TWO:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 28, 1987.  The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 3, 2001 (the “Restated Certificate”).

        THREE: Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, this Certificate of Correction to the Amendment corrects an error in the Corporation’s filing of its April 3, 2001 Restated Certificate.  The Restated Certificate did not designate the Series B Preferred Stock of the Company.

         FOUR. That Article IV of the Restated Certificate be amended and restated in its entirety as follows:

         “This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  Each share of Common Stock shall have a par value of $0.01 and each share of Preferred Stock shall have a par value of $0.01.  The total number of shares of Common Stock this Corporation shall have authority to issue is 1,000,000,000 and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 20,000,000.  The Board of Directors of the Corporation, subject to any restrictions contained in Delaware Law, the Bylaws, any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on the Common Stock created thereby, may declare and pay dividends upon the shares of its capital stock.  The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

         The Preferred Stock may be issued in one or more series, of which one such series shall be designated Series B Junior Participating Preferred Stock.  The Series B Junior Participating Preferred Stock shall consist of 1,000,000 shares.  Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights. The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

         The Corporation shall from time to time in accordance with Delaware Law increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the Preferred Stock.”

        IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Correction, that the statements set forth herein are true to his knowledge, and that he has executed this Certificate of Correction as an authorized officer of said Corporation at San Jose, California, as of the 25th day of July, 2003.

/s/ SHAWN HALL.

Shawn Hall, Secretary